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Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into effective as of January 2, 2001 (the "Effective Date"), by and between Richard Cavayero ("Employee") and MediaBus Networks, Inc., a Delaware corporation (the "Company").

For and in consideration of the agreement to employ Employee described below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment.

The Company agrees to employ Employee and Employee agrees to accept such employment, upon the following terms and conditions.

2.	Duties and Obligations.

Employee shall assume and perform the duties of Vice President (Operations) , Consumer Appliance Division, as described in Exhibit A (the "Duties"). Subject to the terms hereof, such Duties may be revised from time to time by the Board of Directors of the Company. Employee agrees to devote his full business efforts and time to the Company's business. Employee shall not render services to any other for-profit corporation or entity without the prior written consent of the Company's Board of Directors, with the exception of Cavaco Sales, Inc. This Section 2 shall not preclude Employee from (i) engaging in appropriate professional, educational, civic, charitable or religious activities or (ii) devoting a reasonable amount of time to private investments or board positions that do not interfere or conflict with his responsibilities to the Company.

3.	Compensation and Benefits.

During the term of this Agreement, the Company agrees to pay Employee the salary and additional compensation and benefits as set forth in Exhibit B as compensation for all the services to be rendered by Employee.

4.	Term and Termination.

The term of this Agreement shall be two (2) years from the Effective Date, with consecutive 2 years rolling from the date of review. Notwithstanding the immediately preceding sentence, during the term of this Agreement, the parties agree that Employee's employment may be terminated by the Employee for "Employee Cause" (as defined in Section 5 below) upon thirty (30) days prior written notice by the Employee to the Company, and such termination shall have the consequences set forth in the provisions of this Agreement. Furthermore, notwithstanding the first sentence of this Section 4, the parties agree that Employee's employment may be terminated by the Company for "Cause" (as defined in Section 5 below) at any time upon written notice by the Company to Employee, and such termination shall have the consequences set forth in the provisions of this Agreement. Finally, notwithstanding the first sentence of this Section 4, this Agreement also shall terminate immediately upon the death of Employee and shall terminate upon written notice by the Company to Employee in the event of Employee's "Disability" (as defined below). Upon termination of employment for any reason, Employee shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within Employee's possession, custody or control, including but not limited to any materials containing any Work Product, Trade Secrets or Confidential Information (as defined in Section 5 below) or any portion thereof. For purposes of this Agreement, the term "Disability" shall mean that Employee, at the time notice takes effect, has become eligible to receive immediately long-term disability benefits under the Company's long-term disability insurance plan or, if no such plan exists, under the federal Social Security program. In the event that Employee resumes the performance of substantially all of his Duties hereunder before the termination of his active employment under this
Section 4 has become effective, the notice of termination shall automatically be deemed to have been revoked.

5.	Cause and Employee Cause.

As used under this Agreement, "Cause" means: (a) willful dishonesty toward, or deliberate injury or attempted injury to, the Company by the Employee; (b) the gross negligence, willful misconduct, or willful inattention of an Employee to the business of the Company which injures the reputation or conduct of the business of the Company; (c) gross insubordination; (d) repeated absences from work without a reasonable excuse; (e) repeated intoxication with alcohol or drugs while on the Company's premises during regular business hours; and (f) consistent failure of the Employee to carry out the duties and responsibilities (but excluding any such failure resulting from Employee's Disability) set forth in this Employment Agreement and as established from time to time by the Board of Directors of the Company or the Employee's manager. For these purposes, such consistent failure of the Employee to carry out his or her duties and responsibilities shall not be considered to have occurred if the Employee successfully remedies the Company's performance expectation deficiencies within a 60-day curative period following the Employee's receipt of written notification as to the Employee's deficiencies and if the Employee thereafter continues to perform without such performance expectation deficiencies for a period of at least one year from the expiration of the 60-day curative period. As used under this Agreement, "Employee Cause" means the occurrence of any of the following events: (i) the Employee is no longer serving as the Vice President, Consumer Appliance Division of the Company, (ii) the Employee is directed to report to other than the Board of Directors or Chief Executive Officer of the Company, (iii) the Employee is not timely paid his compensation under this Agreement, (iv) the assignment to the Employee of any duties or responsibilities which are inconsistent with the status, title, position or responsibilities of Vice President, Consumer Appliance Division, (v) the Company materially breaches the terms of this Agreement, or (vi) a "Change of Control" (as defined below); provided however, that the aforementioned situations will not be deemed to constitute Employee Cause hereunder until such time as Employee has given written notice to the Board of Directors of the Company of the situation constituting Employee Cause and the Board of Directors of the Company has failed to cure such situation within thirty (30) days following receipt of such written notice.

6.	Change of Control.

As used in this Agreement, "Change of Control" means (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which the Company's Common Stock is converted to cash, other securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's Common Stock immediately prior to the consolidation or merger have substantially the same percentage ownership of the interests of the continuing or surviving entity immediately after the consolidation or merger, or (b) any sale, lease, exchange or other transfer (in one transaction or in a series of transactions and not in the ordinary course of business) of all or substantially all of the assets of the Company, or (c) a sale of fifty percent (50%) or more of the then outstanding Common Stock of the Company to one party (other than a then-existing stockholder or option holder who is the holder of at least ten percent (10%) or more of such voting securities of the Company (or who, upon exercise of options would be the holder of at least ten percent (10%) of the voting securities of the Company)), or (d) any other event, which the majority of the members of the Board of Directors who were elected prior to the occurrence of any event or transaction determine to be a Change in Control (such determination to be conclusive). Notwithstanding the above, the following shall not constitute a Change of Control as used herein: (a) an "IPO Event"; or (b) any conveyance, transfer or grant of security title to or a security interest in any goods, accounts, inventory, general intangibles or other assets of the Company or any of its subsidiaries to secure the obligations of the Company or any of its subsidiaries to such entity, or the exercise of any rights or remedies by such entity after a default of corporate indebtedness.

7.	Payments Upon Termination.

In the event this Agreement is terminated by Employee at any time for Employee Cause, the Company shall pay Employee an amount equal to his annual base salary described in Exhibit B at such time. The Company may elect in its sole discretion to pay the above amounts to Employee in a lump sum or in accordance with its payroll practices in effect from time to time. In the event this Agreement is terminated by the Company for Cause, or upon Employee's death or Disability, Employee shall only be entitled to the unpaid portion of Employee's salary described in Exhibit B which corresponds to the period of time prior to the date of termination of this Agreement.

8.	Ownership.

For purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), pictures, audio, video, artistic works, and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee with the use of Company property (which for these purposes shall include any software or other property with respect to which the Company is a lessee or licensee) or at the direction of or pursuant to the employment duties of the Employee, whether prior to the date of this Agreement or in the future, while employed by the Company. The Company shall own all rights to the Work Product, including (but not limited to) copyright, patent rights, and trade secret rights. All copyrightable Work Product shall be considered work made for hire by the Employee and owned by the Company. If any of the Work Product may not, by operation of law, be considered copyrightable work made for hire by Employee for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Employee hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product, including all intellectual property rights therein. The Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product. Employee agrees to perform, during or after Employee's employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product that are reasonably requested by the Company.

9.	Assignment or License.

To the extent that any preexisting materials which are not Work Product are contained in the materials Employee delivers to Company or Company's customers, Employee hereby assigns all of his right, title and interest in such materials to the Company or, if Employee only has the right to license such materials, Employee hereby grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof, and (ii) authorize others to do any of the foregoing.

10.	Trade Secrets and Confidential Information.

The Company may disclose to Employee certain "Confidential Information" (defined below), including but not limited to "Trade Secrets" (defined below). Employee acknowledges and agrees that the Confidential Information is the sole and exclusive property of the Company (or a third party providing such information to the Company) and that the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right. Employee acknowledges and agrees that the disclosure of the Confidential Information to Employee does not confer upon Employee any license, interest or rights of any kind in or to the Confidential Information. Employee may use the Confidential Information solely for the benefit of the Company while Employee is employed or retained by the Company. Except in the performance of services for the Company, Employee will hold in confidence and will not use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Confidential Information or any portion thereof. Employee agrees to return to the Company, upon request by the Company, the Confidential Information and all materials relating thereto. Employee's obligations under this Agreement with regard to the Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. Employee acknowledges that its obligations with regard to the Confidential Information (other than Trade Secrets) shall remain in effect while Employee is employed or retained by the Company and for two
(2) years thereafter. As used herein, unless otherwise defined under applicable law, "Trade Secrets" means information of the Company, its licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. As used herein, "Confidential Information" means information, including Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement. Employee acknowledges that existing or prospective customers of the Company may be companies the stock of which is publicly traded and subject to various rules and regulations of the Securities and Exchange Commission. Employee acknowledges that the Company has a policy that no one associated with the Company may trade in securities of any customer of the Company based on material, nonpublic information concerning the customer. Additionally, the Company expressly forbids the unauthorized disclosure of any nonpublic information acquired by anyone associated with the Company relating to a customer of the Company. Employee shall notify the Company prior to trading the securities of any customer of the Company.

11.	Customer Non-Solicitation.

During the Term of this Agreement and for a period of twenty-four (24) months immediately following termination of Employee's employment with the Company for any reason, including, without limitation, voluntary resignation from employment by Employee ("Restricted Period"), Employee shall not, on Employee's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, with the exception of Cavaco Sales, Inc for non-competitive product, solicit, contact, or call upon, any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to selling or providing any deliverable or service competitive with the "Business of the Company" (as hereinafter defined), provided that the restrictions set forth in this paragraph shall apply only to identifiable customers or prospects of the Company, or identifiable representatives of customers or prospects of the Company, with which Employee had direct professional contact during the two (2) year period immediately preceding cessation of Employee's employment with the Company. For purposes of this Agreement, the "Business of the Company" means the design, production, licensing, and sale of technologies to enable consumers and businesses (i) to download audio, video and other interactive content from the Internet or private network and (ii) to replay such content on business or home or personal portable and/or automobile entertainment systems, as well as future wireless systems.

12.	Employee Non-Solicitation.

During the Term of this Agreement and the Restricted Period, Employee agrees that Employee shall not, directly or indirectly, call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of the Company, except for Richard Cavayero (Steve's brother), or who is or was a consultant or independent contractor to the Company with access to Confidential Information, for the purpose of having such person work in or for any other corporation, association, entity, or business competing with the Business of the Company. However, this cause does not apply to independent contractor of Cavaco Sales, Inc who may have other non-competiting relationships with the Company.

13.	Noncompetition.

During the Term of this Agreement and the Restricted Period, Employee agrees that, without the prior written consent of the Company, Employee shall not, directly or indirectly, perform duties identical or substantially similar to the Duties specified in Exhibit A, which Employee performed for the Company, anywhere within the geographic area identified on Exhibit A for any person or entity the predominant business of which is competing with the Business of the Company. Nothing herein shall be construed to prohibit Employee from performing any activities, which he does not perform for the Company. The parties agree and acknowledge that (i) the Restricted Period and the territory of restriction contained in this Agreement are fair and reasonable in that they are required for the protection of the Company; and (ii) by having access to information concerning employees and actual or prospective customers of the Company, Employee shall obtain a competitive advantage as to such parties. If, however, for any reason, any court determines that the restrictions in Section 12 through this Section 14 are not reasonable or that consideration is inadequate, then such restrictions shall be interpreted, modified or re-written to include as much of the duration, scope and geographic area as will render such restrictions valid and enforceable.

14.	Modification of Restricted Period Definition.

If the Employee is employed by the Company as of the date that there is a Change of Control of the Company, then the Restricted Period, as used in Sections 12 through 14 above, shall terminate on the later of (i) the date on which the Employee terminates employment with the Company, or (ii) the date on which the Employee no longer owns any Shares in the Company; provided, however, that in no event shall the Restricted Period terminate later than the date the Restricted Period otherwise would have terminated.

15.	Equitable Relief.

The parties to this Agreement acknowledge that a breach by Employee of any of the terms or conditions of this Agreement will result in irrevocable harm to the Company and that the remedies at law for such breach may not adequately compensate the Company for damages suffered thereby. Accordingly, Employee agrees that in the event of such breach, the Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

16.	Mutual Independence.

The parties hereto agree that the covenants and obligations contained in this Agreement are severable and divisible, that none of such covenants or obligations depend on any other covenant or obligation for their enforceability, that each such covenant and obligation constitutes an enforceable obligation between the Company and the Employee, that each such covenant and obligation shall be construed as an agreement independent of any other provision of this Agreement, and that the existence of any claim or cause of action by one party to this Agreement against another party to this Agreement, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party to this Agreement of any such covenants or obligations.

17.	Severability.

If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof, and all other provisions and parts thereof shall continue in full force and effect.

18.	Mediation/Arbitration.

Any dispute, controversy, or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to mediation as a course to resolve the dispute. Such mediation shall comply with the Center for Public Resources most current Model ADR Procedures for Mediation of Business Disputes. If such mediation procedures fail to resolve the matter within thirty (30) days of mediation procedure commencement (which either party may extend by agreement of the other), or if either party will not participate in mediation, then any such dispute, controversy, or claim shall be submitted to, and settled by, arbitration in the State of Florida, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the mediation and/or arbitration shall be borne equally by the parties to the mediation or arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel's fees; provided however, that in the discretion of the arbitrator, any award may include the cost of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic. Notwithstanding the foregoing provisions of this Section 19, the parties hereto acknowledge and agree that the Company shall have the right to pursue any claim for specific performance, injunction, or other equitable relief in a court of competent jurisdiction (during the pendency of the mediation or arbitration, or otherwise) in the event of any breach or attempted breach of any restrictive covenants regarding competition, solicitation, or confidentiality to which the Company is beneficiary.

19.	Miscellaneous.

This Agreement shall not be amended or modified except by a writing executed by both parties. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Due to the personal nature of this Agreement, Employee shall not have the right to assign Employee's rights or obligations under this Agreement without the prior written consent of Company. This Agreement shall be governed by the laws of the State of Florida without regard to its rules governing conflicts of law. This Agreement and the attached Exhibits represent the entire understanding of the parties concerning the subject matter hereof and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. Sections 9 through this Section 20 shall survive termination of this Agreement. All communications required or otherwise provided under this Agreement shall be in writing and shall be deemed given when delivered to the address provided below such party's signature (as may be amended by notice from time to time), by hand, by courier or express mail, or by registered or certified United States mail, return receipt requested, postage prepaid. Exhibit A and Exhibit B, attached hereto, are incorporated herein by this reference.

IN WITNESS WHEREOF, the Employee and the Company, by its duly authorized officer, have executed this Agreement effective as of the day and year first above written.

		EMPLOYEE:


_______________________________________
Signature


_______________________________________
Printed Name



COMPANY:

MediaBus Networks, Inc.


By:	___________________________________
	Richard Cavyero
        Vice-President



EXHIBIT A

DUTIES


The Employee will perform such duties as commonly associated with the position of Vice President (Operations), Consumer Appliance Division of the Company, including providing leadership for the Operations Team of the Consumer Appliance Division in the areas of shipping, purchasing, human resource and office management. The Employee will also interface with Sales, Engineering and manufacturing partners for all operations matters. Geographic area in which such Duties generally will be performed: A twenty five (25) mile radius centered around the Company's principal business address located in Boca Raton, FL.

EXHIBIT B

COMPENSATION
1.	Base Salary.

Effective beginning January 8, 2002, Employee shall receive from the Company an annual base salary of $100,000. Employee's base salary shall be payable in accordance with the Company's payroll policies as in effect from time to time. Employee's base salary shall be prorated on a daily basis for the years or months, as the case may be, in which Employee commences and terminates his employment relationship with the Company. Employee's salary shall be reviewed at least annually by the Board of Directors of the Company and may be increased (but not decreased) to correspond with base salaries of individuals serving in like capacities as employees of companies similar to the Company. Such review and modification, if any, shall be based on characteristics including, but not limited to, types of businesses and product lines, revenue amounts, profitability, and geographic areas, and in any event, shall be determined in the sole discretion of the Board of Directors of the Company.

2.	Benefits.

Subject to the eligibility provisions thereof, Employee shall be entitled to participate in such health, life, disability and other insurance programs, pension, profit sharing, stock options plan and other savings plans, if any, that the Company may offer to other executive employees of the Company (and, if applicable, to their respective families) from time to time. Nothing herein shall preclude the Company from modifying or terminating any such benefits or benefit plans.

3.	Performance Commission.

A share of the commission generated by the Consumer Appliance Division shall be distributed to the Employee as determined by the Executive Vice President, Consumer Appliance Division.

4.	Business, Travel, and Entertaining Expenses.

The Company shall pay or reimburse employee for all reasonable and customary business, travel, and entertainment expenses incurred by Employee in connection with the performance of Employee's duties and responsibilities under this Agreement upon Employee's submission to the Company of such documentation and substantiation as shall be reasonably required by the Company. Employee agrees to be bound by all regulations and limitations on travel and entertainment reimbursement adopted, from time to time, by the Company.

5.	Vacation.

Employee shall be entitled to 20 vacation days in each year for which he will be compensated in accordance with the terms of this Agreement.

6.

7.	Right of First Refusal.

Among other provisions of the Stockholder Agreement to which the Shares are subject, any contemplated sale, transfer, or assignment for valuable consideration of the Shares shall be subject to the right of first refusal provisions contained in Article IV of the Stockholder Agreement.

8.	Repurchase of Shares Upon Termination of Employment for Cause.

Upon termination of employment for Cause, the Company shall have the irrevocable option, exercisable for 6 months from the date of termination of employment with the Company, to purchase all Shares then owned by the terminating Employee for only cash consideration, provided however, that the purchase price for the Shares shall be equal to the "Fair Market Value" (as defined below) of the Shares on the date of termination. For purposes of this Agreement, the "Fair Market Value" of the Shares shall be determined by the Board of Directors by determining the amount that would be distributed to the holder of such Shares (in such holder's capacity as a shareholder and not as a creditor) as if all the assets of the Company were sold for an amount of cash equal to the Fair Market Value of the Company and the proceeds were distributed in liquidation of the Company. The "Fair Market Value of the Company" at any time and from time to time means the net fair market value of the Company as of the date immediately prior to the relevant event requiring a determination of Fair Market Value, as determined in good faith by the Board of Directors of the Company. In making the determination of Fair Market Value pursuant to this section, the Board of Directors shall assume that the net fair market value of the Company is equal to the amount which would be paid in cash for the Company, as a going concern, by an unaffiliated third party financial buyer, after taking into account liabilities of the Company, and the Board of Directors may take into account such additional factors as may be relevant to such valuation, including, without limitation, the event requiring the determination of Fair Market Value, and such other facts and circumstances as may be material. The Board of Directors may, but shall not be obligated to, engage the services of a reputable, experienced investment banking firm to assist it in the determination of Fair Market Value. The cost of determining Fair Market Value shall be borne by the Company. Unless otherwise agreed by the Company and the Employee, the closing for the purchase of the Shares shall be held at the Company's principal place of business not later than 60 days after written notice that the Company is exercising its repurchase option. If the Employee refuses to deliver the Shares to the Company at the closing, the Company may, in addition to all other remedies it may have, tender to the Employee, at the address set forth in the Share transfer records of the Company, the purchase price for such Shares as is herein specified, and cancel such Shares on its books and records whereupon all of the Employee's right, title, and interest in and to such Shares shall terminate.

9.	Minimum Consideration for Repurchase.

Notwithstanding the foregoing or the Stockholder Agreement, the Company shall be obligated to pay not less than Ten Dollars ($10.00) to the Employee to exercise its option to repurchase all of the Employee's Shares.